EXHIBIT 10(iii)

TERM SHEET

The following binding term sheet (the “Term Sheet”) summarizes the principal terms with respect to an interim financing and investment of up to $7.0 million in convertible preferred stock.

Parties:

Mistral Ventures Inc. an existing public company (“Mistral”) listed on the OTC Bulletin Board domiciled in the Nevada, and Paivis Corp., an existing public company (the “Company” or "Paivis") listed on the OTC Bulletin Board, domiciled in Nevada,; and Trustcash Holdings, Inc., an existing public company (“Trustcash ) listed on the OTC Bulletin Board, domiciled in Delaware.

Financing:

Mistral will advance minimum of $25,000 monthly to each of Trustcash and Paivis starting on February 1, 2008 (the “Advances”). The Advances will be made pursuant to a Demand Note Agreement with customary terms.

Term:	The Advances shall extend for the shorter of ninety (90) days or the termination of the Merger Agreement between Trustcash and Paivis (the “TrustCash Merger”).

Convertible Preferred Stock :

Mistral shall invest a minimum of $2.0 million but no more than $7.0 million in the shares of Convertible Preferred Stock of Trustcash (the “Preferred Stock”) to participate in the financing pursuant to the Trustcash Merger that requires an equity or debt investment in Trustcash of up to Ten Million Dollars ($10,000,000) but no less than Seven Million Dollars ($7,000,000) on terms agreeable to both Trustcash or Paivis for the purposes of completing the acquisition of Detroit Phone Cards Inc. (“DPC”), AAAA Media Services Ltd. (“A4”) by the Paivis and working capital for the Trustcash (“the Financing”). The Preferred Stock shall earn an 8% dividend paid quarterly in cash or registered common stock of Trustcash. The Preferred Stock shall be convertible into common shares solely at the option of Mistral. The Preferred Stock shall be convertible at the conversion price which shall be a 15% discount to the trailing volume weighted average price (“VWAP”) of Trustcash on the average of the 5days preceding the closing of the Trustcash Merger.

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Conditions Precedent:

(1)	Completion of legal and financial due diligence to the satisfaction of Mistral, including disclosure of all pending material agreements, contracts and liabilities; and
(2)	Mistral completing a $2.0-$7.0 million investment which it will undertake on a best efforts basis; and
(3)	Trustcash being current in their filings under the Securities Exchange Act of 1934;and
(4)	No material adverse change existing or pending.

Governing Law:	This Term Sheet shall be governed by and construed in accordance with the laws of the State of Nevada without regard to choice of law provisions thereof.

By:	/s/ Greg Moss	Date:	January 30, 2008

Name: Greg Moss

President, Trustcash Holdings Inc.

By:  /s/ Dennis Shafer                                           Date: January 30, 2008

Name: Dennis Shafer

Chairman, Trustcash Holdings Inc.

By:	/s/ Edwin Kwong	Date:	January 30, 2008

Name: Edwin Kwong

President, Paivis Corp.

By:	/s/ John Xinos	Date:	January 30, 2008

Name: John Xinos

President, Mistral Ventures Inc.

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